Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

ReShape Lifesciences, Inc.

San Clemente, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 8, 2022, except for the effect of the one-for-fifty reverse stock split discussed in Note 2 and Note 18, as to which the date is January 12, 2023, relating to the consolidated financial statements of ReShape Lifesciences, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

January 26, 2023